Exhibit 99.1

(BW)(MA-CURIS)(CRIS) Curis and Elan Conclude Neurology Joint Venture

Business Editors/Health/Medical Writers

CAMBRIDGE, Mass.—(BUSINESS WIRE)—May 16, 2003—Curis, Inc. (NASDAQ:CRIS) today announced that it has reached an agreement with Elan to conclude the joint venture between the companies.

The joint venture, which has been in place since July 2001, has supported the further development of a novel set of small molecule drug candidates to treat nervous system disorders such as Parkinson’s disease and diabetic neuropathies.

Under the terms of the agreement, all rights to manage the future development of the drug candidates will be controlled by Curis, and Elan will transfer its 19.9% interest in the venture to Curis in exchange for a percentage of Curis’ income derived from the sale or licensing of certain compounds for the treatment of neurological disorders. In addition, Elan will exchange its Curis preferred stock for 2,878,782 million shares of Curis common stock.

“The relationship with Elan has been positive, and the program has made significant progress under the joint venture,” said Daniel Passeri, Curis’ President and Chief Executive Officer. “Now that the rights to the program are fully controlled by Curis, we plan to capitalize on this opportunity by establishing a new partnership with a pharmaceutical company to bring the drug candidates into the clinic. We expect that Curis and Elan will both benefit from such an arrangement.”

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development involves the use of proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of kidney disease, neurological disorders, cancer, and alopecia (hair loss). For more information, please visit the Curis web site at www.Curis.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning Curis’ or management’s intentions, plans, expectations or predictions of future events are forward-looking statements. Such statements may contain the words “believes”, “expects”, “anticipates”, “plans”, “estimates” or similar expressions. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by, among other things, uncertainties relating to product development, clinical trials, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, changes in or an inability to execute Curis’ realigned business strategy and other risk factors identified in Curis’ most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release.

CONTACT: For Curis, Inc.

Christopher U. Missling, Ph.D.

617/503-6587

Marc F. Charette, Ph.D.

617/503-6629